
                                                                                                   EXHIBIT 12

                                     MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                               (Dollars in Millions)


                                                            YEAR ENDED LAST FRIDAY IN DECEMBER
                                                 ------------------------------------------------------

                                         1996           1995           1994           1993           1992
                                       --------       --------       --------       --------       --------
                                      (52 Weeks)     (52 Weeks)     (52 Weeks)     (53 weeks)     (52 weeks)

Pretax earnings from
  continuing operations                $ 2,566        $ 1,811        $ 1,730        $ 2,425        $ 1,621

Deduct equity in undistributed
  net earnings of unconsolidated
  subsidiaries                               -              -            (19)           (13)           (13)
                                       -------        -------        -------        -------        -------

Total pretax earnings from
  continuing operations                  2,566          1,811          1,711          2,412          1,608
                                       -------        -------        -------        -------        -------

Add:

  Fixed charges

    Interest                            11,886         11,238          8,586          6,009          4,823

    Other(A)                               173            144            138            152            152
                                       -------        -------        -------        -------        -------

  Total fixed charges                   12,059         11,382          8,724          6,161          4,975

  Preferred stock dividend
    requirements                            73             77             22              9             11
                                       -------        -------        -------        -------        -------

  Total combined fixed charges and
   preferred stock dividends            12,132         11,459          8,746          6,170          4,986
                                       -------        -------        -------        -------        -------

Pretax earnings before fixed charges   $14,625        $13,193        $10,435        $ 8,573        $ 6,583
                                       -------        -------        -------        -------        -------
                                       -------        -------        -------        -------        -------

Pretax earnings before combined
  fixed charges and preferred
  stock dividends                      $14,698        $13,270        $10,457        $ 8,582        $ 6,594
                                       -------        -------        -------        -------        -------
                                       -------        -------        -------        -------        -------

Ratio of earnings to fixed charges        1.21           1.16           1.20           1.39           1.32

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                         1.21           1.16           1.20           1.39           1.32




A. Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.

                                                    5